Exhibit (h)(2)

                         MUTUAL FUND SERVICES AGREEMENT

     THIS AGREEMENT is made as of this 18th day of May, 2005, by and between FAIRHOLME FUNDS, INC. (the "Fund"), a Maryland corporation having its principal place of business at 51 JFK Parkway, Short Hills, New Jersey 07078, and CITCO MUTUAL FUND SERVICES, INC. ("CMFS"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 83 General Warren Boulevard, Suite 200, Malvern, Pennsylvania 19355.

     WHEREAS, the Fund is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act");

     WHEREAS, the Fund is authorized by its Charter and By-laws to issue separate series of shares of its common stock representing separate investment portfolios (each series individually referred to herein as a "Portfolio" and collectively as the "Portfolios") and to further divide such Portfolios into separate share classes;

     WHEREAS, the Fund has authorized the issuance of shares of common stock in the Portfolios, and share classes thereof, listed on Schedule A to this Agreement, attached hereto and made part of this Agreement, as such Schedule A may be amended in writing from time to time by CMFS and the Fund;

     WHEREAS, the Fund desires that CMFS perform certain transfer agency, accounting, and administrative services for each Portfolio listed on Schedule A, and such Portfolios as may be added to Schedule A from time to time in accordance with the foregoing recital;

     WHEREAS, the Fund has taken all necessary action to appoint CMFS and all necessary approvals have been obtained; and

     WHEREAS, CMFS is willing to perform such services on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1. RETENTION OF CMFS.

     The Fund hereby retains CMFS to provide transfer agency, fund accounting and fund administration services to each Portfolio as set forth in Schedules B, C and D to this Agreement, attached hereto and made part of this Agreement, as such schedules may be amended in writing from time to time by CMFS and the Fund. CMFS hereby accepts such appointment to perform such services in accordance with the terms of this Agreement and subject to the supervision of the Fund's sponsor (i.e., investment adviser) and the Fund's Board of Directors. CMFS shall not be responsible for services that are not explicitly set forth in this Agreement. Nonetheless, CMFS agrees to negotiate in good faith with the Fund regarding the provision of any services not set forth herein but desired by the Fund.

2. SUBCONTRACTING.

     CMFS may, at its expense, subcontract with any entity or person concerning the provision of the services contemplated hereunder; provided, however, that CMFS shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor and provided further, that CMFS shall be responsible, to the extent provided in Section 7 hereof, for all acts of such subcontractor as if such acts were its own.

3. COMPENSATION.

     The Fund shall pay for the services to be provided by CMFS under this Agreement in accordance with, and in the manner set forth in, Schedule E attached hereto, as such Schedule E may be amended from time to time in writing by the parties.

     If this Agreement becomes effective subsequent to the first day of a month or terminates before the last day of a month, CMFS' compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth above. Payment of CMFS' fees for the preceding month shall be made within ten (10) days of the end of such month. CMFS shall have the right to assess a late fee up to one-half of one
(1) percent of the fee due in the event the Fund fails to pay any fee due hereunder in accordance with the terms hereof. The Fund shall pay the foregoing fees despite the existence of any dispute between the parties. In the event a court of competent jurisdiction determines that CMFS is not entitled to such fee, CMFS shall promptly reimburse the Fund the amount of such fee.

4. REIMBURSEMENT OF EXPENSES.

     In addition to paying CMFS the fees described in Schedule E attached hereto, the Fund agrees to reimburse CMFS for its reasonable out-of-pocket expenses in providing services hereunder, including without limitation the following:

     (a) All freight, delivery and bonding charges incurred by CMFS in delivering materials to and from the Fund;

     (b) All direct telephone, telephone transmission and telecopy or other electronic transmission expenses incurred by CMFS or an affiliate of CMFS in communications with the Fund, an adviser or sub-adviser to the Fund, the Fund's custodian, counsel, auditors, dealers or others as required for CMFS to perform the services to be provided hereunder;

     (c) The costs of obtaining security market quotes for the holdings of each Portfolio (the cost of obtaining prices for securities held in each Portfolio will be borne by the Portfolio);

     (d) All expenses incurred in connection with any custom programming, statements or systems modifications required to provide any reports or services requested by the Fund;

     (e) Any and all costs associated with the preparation, mailing or delivery of statements, confirms, offering documents, proxy statements or any other documents, including, but not limited to, the costs of preparation, photocopying, supplies, typesetting, printing, postage, any fees charged by Automatic Data Processing, Inc. or other processors with respect to such mailings and any related record storage;

     (f) Any expenses incurred by CMFS to reprint account applications or other documents identifying CMFS (along with its address and telephone number) as the Fund's transfer agent;

     (g) Any expenses CMFS shall incur at the written direction of an officer of the Fund's investment adviser or officer of the Fund;

     (h) Any additional expenses reasonably incurred by CMFS in the performance of its duties and obligations under this Agreement and approved in advance by the Fund;

     (i) Any expenses incurred by CMFS in connection with shareholder meetings and proxy solicitations;

     (j) Any fees and expenses associated with Blue Sky filings, SEC registration fees, Edgar Filings (if applicable), electronic support of Board materials, escheatment, applicable Imaging fees, portfolio data software, VRU services, Citrix links, internet architecture and access fees, Web Access for Fund shareholders, DST FanMail or other similar reporting services, esuite of features (E-signature), third party platforms, bank service charges, associated fees of NSCC trading, other industry standard transfer agency expenses which shall be pre-approved;

     (k)  Fidelity bond insurance premiums of the Fund;

     (l) The costs resulting from greater than 150 portfolio trades per month, per Portfolio (exclusive of daily cash investments). Portfolios engaging in more than 150 trades per month shall not be charged for excess trades so long as the total number of monthly portfolio trades executed by all the Portfolios does not exceed the aggregate monthly portfolio trades allowed under this paragraph (e.g., 8 Portfolios X 150 monthly trades = 1200 aggregate monthly allowable trades). Portfolios executing more than 150 portfolio trades per month and that cause the Fund to exceed its aggregate monthly allowable trades will be charged $5 per trade for each trade in excess of 150.

     (m) Any expenses associated with the implementation and enforcement of Customer Identification Procedures as required by regulations or rules adopted pursuant to the USA PATRIOT Act, and any new law, rule or regulation issued relating to the Fund's Anti - Money Laundering Program (as defined in Schedule D) which require the commitment of CMFS resources or that are adopted subsequent to the Effective Date and which expenses are directly related to the Fund's operations.

5. EFFECTIVE DATE.

     This Agreement shall become effective with respect to the Fund's Portfolios as of the date first written above or, if the Fund is converting from a prior service provider, upon completion of the conversion of the records and services from the Fund's former service provider to CMFS (the "Effective Date"). The Fund will provide CMFS with reasonable notice, as mutually agreed upon in writing, of such conversion to allow for an orderly conversion from the former service provider to CMFS.

     If a particular Portfolio is not in existence on the date of this Agreement or upon completion of the conversion from the former service provider, the Effective Date of this Agreement (including the fee schedule hereto) with respect to such Portfolio shall be the date CMFS is provided with written notice of the Portfolio's commencement of operations in accordance with the terms of this Agreement. To assure that CMFS can provide the services hereunder as of the Portfolio's commencement of operations, the Fund shall give CMFS at least 45 days advance written notice of the inception of such new Portfolio. CMFS also needs 45 days advance written notice of changes to share class structure (e.g., additions or changes of sales loads).

     CMFS shall have a right of first refusal to provide transfer agency, accounting and administration services to any new Portfolio established by the Fund. CMFS reserves the right to decline to provide such services to any new Portfolio established by the Fund.

6. TERM OF THIS AGREEMENT.

     The term of this Agreement shall continue in effect, unless earlier terminated by any party hereto as provided hereunder, for a period of two (2) years. Thereafter, unless otherwise terminated as provided herein, this Agreement shall be renewed automatically for additional periods of one year.

     This Agreement may be terminated without penalty: (i) by the Fund or CMFS upon ninety (90) days' written notice; or (ii) by the Fund or CMFS for any uncured "cause" (as defined below) upon the provision of sixty (60) days' advance written notice by the party alleging cause.

     For purposes of this Agreement, "cause" shall mean:

     (i) a material breach of this Agreement that has not been remedied within thirty (30) days following written notice of such breach from the non-breaching party;

     (ii) an act or omission of a party to this Agreement involving gross negligence, willful malfeasance or intentional wrongdoing;

    (iii) a series of negligent acts, omissions or breaches of this Agreement which, in the aggregate, constitute in the reasonable judgment of the Fund, a serious, unremedied and ongoing failure to perform satisfactorily CMFS' obligations hereunder;

     (iv) a final, non-appealable judicial, regulatory or administrative ruling or order in which the party to be terminated has been found guilty of criminal or unethical behavior in the conduct of its business; or

     (v) financial difficulties on the part of the party to be terminated which are evidenced by the authorization or commencement of, or involvement by way of pleading, answer, consent or acquiescence in, a voluntary or involuntary case under Title 11 of the United States Code, as from time to time is in effect, or any applicable law other than said Title 11, of any jurisdiction relating to the liquidation or reorganization of debtors or the modification or alteration of the rights of creditors.

     In the event the Fund notifies CMFS of any foregoing cause in accordance with the notice requirements of this provision, CMFS shall be given forty-five
(45) days to remedy such cause for termination. Upon remedying such cause, the notice of termination provided by the Fund shall no longer have the effect of terminating the Agreement. Finding "cause" shall not be determinative of any liability under this Agreement, which is governed by Paragraph 7 hereof.

     Notwithstanding the foregoing, in the event this Agreement is terminated and for any reason CMFS, with the written consent of the Fund, in fact continues to perform any one or more of the services contemplated by this Agreement or any schedule or exhibit hereto, the then pertinent provisions of this Agreement, including without limitation the provisions dealing with indemnification, shall continue in full force and effect. Compensation due CMFS and unpaid by the Fund upon such termination shall be immediately due and payable upon and notwithstanding such termination. CMFS shall be entitled to collect from the Fund, in addition to the compensation described in Schedule E, the amount of all of CMFS' expenses in connection with CMFS' activities in effecting such termination, including without limitation, the delivery to the Fund and/or its designees of the Fund's property, records, instruments and documents. In the event this Agreement is terminated, CMFS will continue to provide services to the Fund during the transition period to a successor service provider and will cooperate with the successor service provider to assist in as orderly, efficient and cost effective conversion as is reasonably possible.

7. STANDARD OF CARE AND LIABILITY.

     The duties of CMFS shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against CMFS hereunder. CMFS shall be liable for any damages arising directly out of CMFS' failure to perform its duties under this Agreement to the extent such damages arise directly out of CMFS' willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of it obligations and duties hereunder. (As used in this paragraph 7, the term "CMFS" shall include directors, officers, employees and other agents of CMFS as well as CMFS itself).

     Without limiting the generality of the foregoing or any other provision of this Agreement, CMFS shall not be liable for the validity or invalidity or authority or lack thereof of any instruction, notice or other instrument that CMFS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund. CMFS shall not be liable for any pricing error caused by the failure of the Fund's investment adviser or sub-adviser to provide a trade ticket or for incorrect information included in any trade ticket provided.

     CMFS may at any time seek instructions from the Fund and may consult with counsel for the Fund or its own counsel, and with accountants and other experts with respect to any matter arising in connection with CMFS' duties hereunder, and CMFS shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants or other experts qualified to render such opinion. To the extent CMFS consults with such consultants pursuant to this provision, such expense shall be an expense of the Fund.

     In the event the Fund is converting from a prior service provider, CMFS shall be entitled to rely upon the Fund's books and records provided to CMFS by the prior service provider and shall have no duty to investigate whether such books and records are complete or accurate. CMFS shall not be subject to liability hereunder, to the extent CMFS cannot perform any of its services hereunder as a result of a failure of the Fund's former service provider.

8. INDEMNIFICATION.

     The Fund agrees to indemnify and hold harmless CMFS from and against any and all actions, suits, claims, losses, damages, costs, charges, reasonable counsel fees and disbursements, payments, expenses and liabilities (including reasonable investigation expenses) (collectively, "Losses") to which CMFS may become liable arising directly or indirectly out of (i) any action or omission to act which CMFS takes at any request or on the direction of or in reliance on the reasonable advice of the Fund, the Fund's counsel or the Fund's investment adviser, (ii) upon any instruction, notice or other instrument that CMFS reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Fund, its investment adviser or other duly authorized agent, (iii) any action or omission of CMFS that CMFS on its own initiative, in good faith and without negligence on the part of CMFS and otherwise in accordance with the standard of care set forth in Paragraph 7 above, takes or does not take in connection with the performance of its duties or obligations hereunder, (iv) any inaccuracy or omission in any prospectus, registration statement, annual or other periodic report or proxy statement of the Fund or any advertising, marketing, shareholder communication, or promotional material generated by the Fund or its investment adviser or sub-adviser, or (v) any breach by the Fund of any representation, warranty or agreement contained in this Agreement. CMFS shall not be indemnified against or held harmless from any Losses arising directly or indirectly out of CMFS' own willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder. (As used in this paragraph 8, the term "CMFS" shall include directors, officers, employees and other agents of CMFS as well as CMFS itself).

     CMFS agrees to indemnify and hold harmless the Fund from and against any and all Losses to which the Fund may become liable arising directly out of (i) CMFS' own willful misfeasance, bad faith, gross negligence in the performance of its duties, or reckless disregard of its obligations and duties as set forth in this Agreement, or (ii) any breach by CMFS of any representation, warranty or agreement contained in this Agreement. (As used in this paragraph 8, the term "Fund" shall include Directors, officers, employees and other agents of the Fund as well as the Fund itself.)

     If a claim is made against any party to this Agreement as to which that party may seek indemnity under this paragraph 8 from the other party, the party seeking indemnification shall notify the other party within ten (10) days after receipt of any written assertion of such claim threatening to institute an action or proceeding or service of summons or other legal process. Failure to notify a party of a claim for indemnification will relieve the party from whom indemnification is sought from any liability which it may have on account of the indemnity provisions set forth under this paragraph 8 unless the party seeking indemnification can demonstrate to the reasonable satisfaction of the other party that such party has not been prejudiced in any material respect by such failure to so notify.

     The parties to this Agreement will cooperate in the control of the defense of any action, suit or proceeding in which a party is involved and for which indemnity is being provided by the other party. Any party from whom indemnification is sought may negotiate the settlement of any action, suit or proceeding subject to the other party's approval, which approval will not be unreasonably withheld. The party seeking indemnification reserves the right, but not the obligation, to participate in the defense or settlement of a claim, action or proceeding with its own counsel. Costs or expenses incurred by a party to whom indemnification is being provided in connection with, or as a result of such participation, will be borne solely by the indemnified party unless:

     o the party seeking indemnification has received an opinion of counsel from counsel to either party stating that the use of common counsel would present an impermissible conflict of interest;

     o the defendants in, or targets of, any such action or proceeding include both CMFS and the Fund, and legal counsel to either party has reasonably concluded that there are legal defenses available to a party which are different from or additional to those available to the other party or which may be adverse to or inconsistent with defenses available to a party; or

     o the party from whom indemnification is sought authorizes the other party to employ separate counsel at the expense of the indemnifying party.

     o The terms of this paragraph 8 will survive the termination of this Agreement.

9. RECORD RETENTION AND CONFIDENTIALITY.

     CMFS shall keep and maintain on behalf of the Fund all books and records which the Fund or CMFS is, or may be, required to keep and maintain pursuant to any applicable statutes, rules and regulations, including without limitation Rules 31a-1 and 31a-2 under the 1940 Act, relating to the maintenance of books and records in connection with the services to be provided hereunder. CMFS further agrees that all such books and records maintained by CMFS in connection with the services hereunder shall be the property of the Fund and to make such books and records available for inspection by the Fund or by the SEC at reasonable times and otherwise to keep confidential all books and records and other information relative to the Fund and its shareholders; except when requested to divulge such information by duly-constituted authorities or court process. In case of any requests or demands for the inspection of the records of the Fund maintained by CMFS, CMFS will endeavor to notify the Fund and to secure instructions from an authorized officer of the Fund as to such inspection. CMFS shall abide by the Fund's instructions for granting or denying the inspection; provided, however, that CMFS may grant the inspection without instructions if CMFS is advised by counsel to CMFS that failure to do so would be a breach of any applicable law, regulation, or request of a regulatory authority or order of a court, or would result in liability to CMFS.

     CMFS acknowledges that the Fund's non-public information, including but not limited to portfolio holdings information ("Non-public Information") is the confidential property of the Fund. CMFS agrees that during the term of this Agreement, it shall maintain policies reasonably designed to prohibit the dissemination or use of the Fund's Non-public Information by CMFS or its employees, affiliates, subsidiaries, parent, officers, directors, advisors and contractors ("Representatives"), except as provided in this Agreement. In any event, CMFS and its Representatives shall not engage in securities transactions based on Non-public Information or knowledge of the Fund's trading position or plans.

     Dissemination of Non-public Information may occur only: (i) in connection with the provision of services to the Fund (including for data processing, statistical and risk analysis purposes); (ii) at the direction of the Fund pursuant to instructions as provided in this Agreement; or (iii) as requested or required in any regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, or required by operation of law or regulation. Any disclosure by CMFS pursuant to (iii), above, shall be preceded to the extent reasonably practicable by reasonable notice to the Fund; provided, however, no such notice is required where the disclosure is made to any internal or external auditor of CMFS or any authorized services provider or to any examiner or regulator of CMFS or any authorized services provider. Upon written request, CMFS agrees to promptly return or destroy, as directed, any Non-public Information; provided, however, CMFS shall be entitled to keep one copy of any Non-public Information as required to satisfy any regulatory or other legal obligation applicable to CMFS, which retained information shall continue to be subject to the terms of this Section without regard to any termination of the Agreement.

10. FORCE MAJEURE.

     CMFS assumes no responsibility hereunder, and shall not be liable, for any damage, loss of data, delay or any other loss whatsoever caused by acts of civil or military authority, national emergencies, fire, flood, catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

11. RIGHTS OF OWNERSHIP; RETURN OF RECORDS.

     Except for computer software, programs and procedures, whether or not customized for the Fund or one of its Portfolios, developed to perform services required to be provided by CMFS under this Agreement, all books and records maintained by CMFS in connection with its services under this Agreement are the exclusive property of the Fund and all such records and data will be furnished to the Fund in appropriate form as soon as practicable after termination of this Agreement for any reason. CMFS may at its option at any time, and shall promptly upon the Fund's demand, deliver to the Fund, at the Fund's expense, and cease to retain, books and records created and maintained by CMFS pursuant to this Agreement which are no longer needed by CMFS in the performance of its services or for its legal protection. CMFS shall be entitled to maintain a copy of the Fund's books and records to the extent necessary for CMFS to fulfill its regulatory obligations. If such books and records are not delivered in accordance with this paragraph, CMFS will maintain such books and records in accordance with applicable record keeping requirements from the date such books and records were created. At the end of such retention period, such books and records will be delivered to the Fund at the Fund's expense unless the Fund instructs CMFS in writing to destroy such books and records. Any such destruction will be at the Fund's expense. If destruction of books and records is instructed by the Fund, CMFS shall provide reasonable proof of such destruction to the Fund. Any such destruction authorization shall be evidenced by a certified resolution of the Fund's Board of Directors. The Fund shall indemnify and hold harmless CMFS in accordance with Paragraph 8 of this Agreement for any loss, claim or expense (including, but not limited to, reasonable attorneys' fees) in connection with CMFS' compliance with an instruction to destroy any books and records pursuant to this paragraph.

12. REPRESENTATIONS OF THE FUND.

     The Fund certifies to CMFS that: (1) as of the close of business on the Effective Date, each Portfolio that is in existence as of the Effective Date has authorized the issuance of an indefinite number of shares and has elected to register an indefinite number of shares in accordance with Rule 24f-2 under the 1940 Act; (2) this Agreement has been duly authorized by the Fund and, when executed and delivered by the Fund, will constitute a legal, valid and binding obligation of the Fund, enforceable against the Fund in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) if necessary, any shareholder approval of this Agreement has been obtained; and (4) that it will promptly disclose any material regulatory, civil or criminal investigation or proceeding during the term of this Agreement, including any such investigation or proceeding in existence as of the Effective Date.

13. REPRESENTATIONS OF CMFS.

     CMFS represents and warrants that: (1) it has adopted and implemented procedures intended to safeguard from loss or damage the books and records CMFS maintains on behalf of the Fund pursuant to the terms of this Agreement; (2) this Agreement has been duly authorized by CMFS and, when executed and delivered by CMFS, will constitute a legal, valid and binding obligation of CMFS, enforceable against CMFS in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties; (3) it is duly registered with the appropriate regulatory agency as a transfer agent and such registration will remain in full force and effect for the duration of this Agreement; and (4) that it will promptly disclose any material regulatory, civil or criminal investigation or proceeding during the term of this Agreement, including any such investigation or proceeding in existence as of the Effective Date.

14. INSURANCE.

     CMFS shall furnish the Fund with a copy of, and any related information with respect to, CMFS' errors and omissions insurance policy. Such policy and information shall include the identity of its insurance carrier(s), coverage levels and deductible amounts. CMFS shall notify the Fund within ten (10) days should any of its insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore. Any failure on the part of CMFS to notify the Fund of changes to CMFS' insurance coverage as set forth in this paragraph 14 shall constitute a material breach of this Agreement, and the Fund shall be entitled to terminate this Agreement immediately in the event of such a breach.

15. INFORMATION TO BE FURNISHED BY THE FUND.

     The Fund has furnished to CMFS, or will furnish prior to the Effective Date, the following:

          (a)  Copies of the following documents:

               1. Copies of the Fund's current Charter and of any amendments thereto, certified by the proper official of the state in which such document has been filed.

               2.   The Fund's current By-laws and any amendments thereto; and

               3. Copies of resolutions of the Directors covering the approval of this Agreement, authorization of a specified officer of the Fund to execute and deliver this Agreement and authorization for specified officers of the Fund to provide instructions to CMFS.

          (b) A list of all the officers of the Fund, together with specimen signatures of those officers who are authorized to instruct CMFS in all matters.

          (c) Copies of the current Prospectus and Statement of Additional Information ("SAI") for each Portfolio.

          (d) A copy of relevant procedures adopted by the Fund with respect to each Portfolio that are necessary for CMFS to perform its services hereunder, including a list of all issuers the Portfolio is restricted from purchasing.

          (e) A list of all affiliated persons (as such term is defined in the 1940 Act) of the Fund that are broker-dealers.

          (f) The identity of the Fund's auditors along with contact information.

          (g) The expense budget for each Portfolio for the current fiscal year.

          (h) A list of contact persons (primary, backup and secondary backup) of the Fund's investment adviser and, if applicable, sub-adviser who can be reached until 6:30 p.m. ET with respect to valuation and compliance matters.

The Fund shall promptly provide CMFS with written notice of any updates of or changes to any of the foregoing documents or information, including an updated written copy of such document or information. Until CMFS receives such updated information or document, CMFS shall have no obligation to implement or rely upon such updated information or document.

16. RULE 38a-1 POLICIES AND PROCEDURES

     CMFS has provided the Fund with its written compliance policies and procedures as required by Rule 38a-1 ("Rule 38a-1 Policies and Procedures") for the approval by the Directors of the Fund. With respect to the services CMFS provides to the Fund hereunder, CMFS' Rule 38a-1 Policies and Procedures shall be reasonably designed to prevent violations by CMFS of the federal securities laws as defined in Rule 38a-1, and which include the Securities Act of 1933, the Securities and Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act (relating to privacy regulation), any SEC rules adopted under any of these statutes, the Bank Secrecy Act as it applies to registered investment company operations (anti-money laundering), and any rules adopted thereunder by the SEC or the Department of the Treasury ("Federal Securities Laws").

     CMFS will promptly provide the Fund's Chief Compliance Officer with any material changes that have been made to CMFS' Rule 38a-1 Policies and Procedures.

     CMFS agrees to cooperate with the Fund in the annual review of CMFS' Rule 38a-1 Policies and Procedures conducted by the Fund's Chief Compliance Officer to determine the adequacy of CMFS' Rule 38a-1 Policies and Procedures and the effectiveness of their implementation (the "Annual Review"). CMFS also agrees to cooperate with the Fund in any interim reviews of CMFS' Rule 38a-1 Policies and Procedures to determine their adequacy and the effectiveness of their implementation in response to significant compliance events, changes in business arrangements, and/or regulatory developments ("Interim Review"). Such cooperation includes, without limitation, furnishing such certifications, subcertifications, and documentation within the scope of CMFS' functions and responsibilities as the Fund's Chief Compliance Officer shall reasonably request from time to time and implementing changes to CMFS' Rule 38a-1 Policies and Procedures satisfactory to both the Fund's Chief Compliance Officer and CMFS.

     CMFS will provide the Fund with ongoing, direct, and prompt access to CMFS' compliance personnel and shall cooperate with the Fund's Chief Compliance Officer in order to provide assistance to the Fund in carrying out its obligations under Rule 38a-1.

     CMFS will promptly notify the Fund in the event that a Material Compliance Matter, as defined under Rule 38a-1, occurs with respect to CMFS' Rule 38a-1 Policies and Procedures and will cooperate with the Fund in providing the Fund with periodic and special reports in the event any Material Compliance Matter occurs. A "Material Compliance Matter" has the same meaning as the term defined in Rule 38a-1, and includes any compliance matters that involve: (1) a violation of the Federal Securities Laws by CMFS (or its officer, directors, employees, or agents); (2) a violation of CMFS' Rule 38a-1 Policies and Procedures; or (3) a weakness in the design or implementation of CMFS' Rule 38a-1 Policies and Procedures.

     CMFS (and anyone acting under the direction of CMFS) will refrain from, directly or indirectly, taking any action to coerce, manipulate, mislead, or fraudulently influence the Fund's Chief Compliance Officer in the performance of her or his responsibilities under Rule 38a-1.

17. AMENDMENTS TO AGREEMENT.

     This Agreement, or any term thereof, may be changed or waived only by written amendment signed by the party against whom enforcement of such change or waiver is sought.

     For special cases, the parties hereto may amend such procedures set forth herein as may be appropriate or practical under the circumstances, and CMFS may conclusively assume that any special procedure which has been approved by the Fund does not conflict with or violate any requirements of any rule, regulation or requirement of any regulatory body of the Fund's then current prospectuses.

18. COMPLIANCE WITH LAW.

     Except for the obligations of CMFS specifically set forth herein, the Fund assumes full responsibility for the preparation, substance and distribution of each prospectus and SAI of the Fund as well as compliance with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the 1940 Act and any other laws, rules and regulations of governmental authorities having jurisdiction. The Fund represents and warrants that no shares of the Fund will be offered to the public until the Fund's registration statement under the Securities Act and the 1940 Act has been declared or becomes effective and currently is effective in accordance with the Securities Act and the 1940 Act.

19. NOTICES.

     Any notice provided hereunder shall be sufficiently given when sent by registered or certified mail to the party required to be served with such notice, at the following address: if to CMFS, at 83 General Warren Boulevard, Suite 200, Malvern, Pennsylvania 19355, Attn: President with a copy to the attention of General Counsel and if to the Fund, at 51 John F. Kennedy Parkway, Short Hills, New Jersey 07078 Attn: Keith D. Trauner; or at such other address as such party may from time to time specify in writing to the other party pursuant to this paragraph.

20. ASSIGNMENT.

     This Agreement and the rights and duties hereunder shall not be assignable by any party hereto except as permitted under Section 2 or except by the specific written consent of the other party. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

21. GOVERNING LAW.

     This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the Commonwealth of Pennsylvania, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the provisions of the 1940 Act shall control.

22. MULTIPLE ORIGINALS.

     This Agreement may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

CITCO MUTUAL FUND SERVICES, INC.          FAIRHOLME FUNDS, INC.

By:/s/ John A. Lukan                      By:/s/ Bruce R. Berkowitz
-------------------------------           -----------------------------
John A. Lukan                             Name:  Bruce R. Berkowitz
President                                 Title: President

                                   SCHEDULE A

                                     TO THE
                         MUTUAL FUND SERVICES AGREEMENT
                                     BETWEEN
                              FAIRHOLME FUNDS, INC.
                                       AND
                        CITCO MUTUAL FUND SERVICES, INC.

================================================================================

                            Dated May 18, 2005

PORTFOLIOS                                     Sole Class
----------                                     ----------

The Fairholme Fund                                 X

                                   SCHEDULE B

                                     TO THE
                         MUTUAL FUND SERVICES AGREEMENT
                   BETWEEN FAIRHOLME FUNDS, INC. (the "Fund")
                                       AND
                        CITCO MUTUAL FUND SERVICES, INC.
                               Dated May 18, 2005

Accounting Services to be Provided By Citco Mutual Fund Services, Inc. for the Portfolios of the Fund as Set Forth on Schedule A
--------------------------------------------------------------------------

(a)  Maintenance of Accounting Books and Records.

          With respect to the services provided by CMFS under this Agreement, CMFS shall maintain and keep current the accounts, books, records and other documents relating to the Fund's financial and portfolio transactions as and for the periods that may be required by the rules and regulations of the Securities and Exchange Commission (the "SEC") adopted under Section 31(a) of the 1940 Act. CMFS shall cause the subject records of the Fund to be maintained and preserved pursuant to the requirements of the 1940 Act.

(b)  Daily Accounting Services.

          CMFS shall perform the following accounting services with the frequency provided in the prospectus for each Portfolio:

               (i) Calculate the net asset value per share utilizing prices obtained from the sources described in subsection 1(b)(ii) below;

               (ii) Obtain security prices from independent pricing services, or if such quotes are unavailable, then obtain such prices from each Portfolio's investment adviser or its designee as approved by the Fund's Board of Directors (hereafter referred to as "Directors");

              (iii) Verify and reconcile with the Portfolios' custodian all daily trade activity on settlement date;

               (iv) Compute, as appropriate, and in consultation with the Fund's auditors and tax advisers, each Portfolio's net income and capital gains, dividend payables, dividend factors, yields, and weighted average portfolio maturity, provided however that CMFS shall not be responsible for tax compliance;

               (v) Distribute net asset values and yields to NASDAQ or such other exchange or reporting entity as is approved by the Directors;

               (vi) Determine unrealized appreciation and depreciation on securities held by the Portfolios;

              (vii) Amortize premiums and accrete discounts on securities purchased at a price other than face value, if requested by the Fund;

             (viii) Update accounting system to reflect rate changes, as received from a Portfolio's investment adviser or designee, on variable interest rate instruments;

               (ix) Post Portfolio transactions to appropriate categories;

               (x) Accrue expenses and monitor the established expense budgets of each Portfolio according to instructions received from the Fund's treasurer or other authorized representative (including officers of the Fund's investment adviser) and make such adjustments over such periods as CMFS deems necessary to reflect over-accruals or under-accruals of estimated expenses or income;

               (xi) Determine the outstanding receivables and payables for all
                    (1) security trades, (2) portfolio share transactions and
                    (3) income and expense accounts in accordance with the budgets provided by the Fund or its investment adviser;

              (xii) Provide accounting reports in connection with the Fund's regular annual audit and other routine audits and examinations by regulatory agencies.

(c)  Additional Periodic Accounting Services.

          CMFS shall also perform the following accounting services for each Portfolio in accordance with such deadlines as the parties mutually agree upon:

               (i) Provide information periodically (as may reasonably be requested by the Fund or a Portfolio's investment adviser or sub-adviser(s)) and as required to complete the following financial statements for each Portfolio: (1) Statement of Assets and Liabilities; (2) Statement of Operations; (3) Statement of Changes in Net Assets; (4) Security Purchases and Sales Journals; and (5) Portfolio Holdings Reports.

               (ii) Provide accounting information for the following:

                    (1) federal and state income tax returns and federal excise tax returns, which will be prepared by the Fund's auditor or tax advisers;

                    (2)  the Fund's semi-annual reports on Form N-SAR;

                    (3) the Fund's annual, semi-annual and quarterly (if any) shareholder reports;

                    (4) registration statements on Form N-1A and other filings relating to the registration of shares;

                    (5) CMFS' monitoring of the Fund's portfolio composition with respect to its status as a regulated investment company under Subchapter M of the Internal Revenue Code, as amended;

                    (6)  annual audit by the Fund's auditors; and

                    (7)  routine examinations performed by the SEC.

              (iii) Produce no less frequently than quarterly such compliance reports as may be agreed upon by the parties relating to the services provided by CMFS under this Agreement for the Fund's investment adviser and the Board of Directors and provide information to the Fund's investment adviser and other appropriate persons with respect to questions of Fund compliance.

(d)  Additional Reports and Services.

               (i) Upon reasonable notice and as mutually agreed upon, CMFS may provide additional reports upon the request of the Fund or its investment adviser, or sub-adviser(s), which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

               (ii) Upon reasonable notice and as mutually agreed upon, CMFS may provide such other similar services with respect to a Portfolio, which may result in an additional charge, the amount of which shall be agreed upon between the parties prior to the provision of such service.

                                   SCHEDULE C
                                     TO THE
                         MUTUAL FUND SERVICES AGREEMENT
                   BETWEEN FAIRHOLME FUNDS, INC. (the "Fund")
                                       AND
                        CITCO MUTUAL FUND SERVICES, INC.
                               Dated May 18, 2005

Administrative Services to be Provided By Citco Mutual Fund Services, Inc. for the Portfolios of the Fund as Set Forth on Schedule A
------------------------------------------------------------------------------

     CMFS shall assure that it maintains the necessary office space, equipment, personnel and facilities for handling the affairs of the Fund as they relate to the services provided under this Agreement (including the schedules to this Agreement). Further, CMFS shall:

     (a) record expenses and administer all disbursements with respect to each Portfolio, and, as appropriate, compute the Portfolios' respective yields, total returns, expense ratios and portfolio turnover rates;

     (b) prepare such reports, notices and other documents (including reports regarding the sale and redemption of shares of the Fund) as may be necessary or desirable to make notice filings relating to the Fund's shares with federal and state securities authorities to enable the Fund to make a continuous offering of its shares; provided that CMFS shall not be required to provide an opinion regarding the valid issuance of the shares if such an opinion of counsel is required;

     (c) coordinate the mailing of prospectuses, prospectus supplements, proxy statements, and other reports to Fund shareholders as the Fund may request upon reasonable notice;

     (d) arrange for a location at which to hold shareholders meetings and for the tabulation of shareholder votes for such meetings;

     (e) coordinate the filing of the Fund's fidelity bond in accordance with the requirements of the 1940 Act;

     (f) on a post-trade basis, perform a secondary check of portfolio holdings to assist the Fund in ensuring portfolio adherence with the requirements and limitations set forth by the Investment Company Act of 1940, the Fund's prospectus and SAI, and other applicable regulatory requirements.

          a. in this regard, the Fund shall promptly provide CMFS with updated copies of such documents (including, but not limited to, restricted issuer or country lists) as they may be amended from time to time;

          b. as CMFS' compliance monitoring is on a post-trade basis, the portfolio managers and their employers must monitor compliance with prospectus, 1940 Act, and other regulatory or investment limitations on a primary, pre-trade basis;

          c. in order for CMFS to adequately fulfill its undertaking pursuant to this provision of the Agreement, the portfolio manager(s) will need to promptly provide CMFS with information on a periodic basis, as may be requested by CMFS from time to time;

          d. except as otherwise provided in this Agreement, CMFS' undertaking in this provision shall not include the following types of monitoring-related activities: (i) calculating the amount necessary to cover senior securities as defined under the 1940 Act and the SEC Staff's interpretation thereof; (ii) selecting liquid assets to cover senior securities; (iii) ensuring that the cash management instructions provided by the portfolio manager(s) is consistent with applicable regulatory requirements; (iv) issuing cash management instructions on behalf of portfolio manager(s); (v) compliance with any applicable repurchase agreement procedures; (vi) compliance with Rules 17a-7, 17e-1 and 10f-3 of the 1940 Act; or (vii) compliance with the Fund's market timing policies and procedures.

     (g) coordinate the compilation and mailing of materials for quarterly and special meetings of the Directors (in this regard, the Fund shall provide CMFS with notice of regular meetings at least six (6) weeks before such meeting and as soon as practicable before any special meeting of the Directors);

     (h) cooperate with, and take all reasonable actions in the performance of its duties under this Agreement to ensure that all necessary information is made available to the Fund's independent public accountants in connection with the preparation of any audit or report requested by the Fund, including the provision of a conference room at CMFS' location if necessary (in this regard, the Fund's independent auditors shall provide CMFS with reasonable notice of any such audit so that CMFS will be able to promptly respond to such information requests without undue disruption of its business); and

     (i) prepare and file with the SEC periodic financial reports on form N-SAR, N-CSR, N-Q and filings required pursuant to Rules 17g-1 and 24f-2 under the 1940 Act. File Form N-PX containing the information provided by the Fund or its advisers. CMFS will not file Form 13F or
          Schedule 13G. Coordinate and assist the Fund with such other filings as may be required by law or regulation as the parties may agree.

Additional Administrative Services. Upon reasonable notice and as mutually agreed upon, CMFS may provide additional administrative services upon the request of the Fund or its investment adviser or sub-adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

                                   SCHEDULE D
                                     TO THE
                         MUTUAL FUND SERVICES AGREEMENT
                   BETWEEN FAIRHOLME FUNDS, INC. (the "Fund")
                                       AND
                        CITCO MUTUAL FUND SERVICES, INC.
                               Dated May 18, 2005

Transfer Agency Services to be Provided By Citco Mutual Fund Services, Inc. for the Portfolios of the Fund as Set Forth on Schedule A
-------------------------------------------------------------------------------

(a)  Services. CMFS will perform the following services:

     (i) provide the services of a transfer agent, dividend disbursing agent and, as relevant, agent in connection with accumulation, open-account or similar plans (including without limitation any periodic investment plan or periodic withdrawal program) that are customary for open-end management investment companies including: (A) maintaining all shareholder accounts, (B) preparing shareholder meeting lists, (C) mailing proxies to shareholders, (D) mailing shareholder reports and prospectuses to current shareholders, (E) withholding taxes on U.S. resident and non-resident alien accounts, (F) preparing and filing U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders, (G) preparing and mailing confirmation forms and statements of account to shareholders for all purchases and redemptions of Shares and other confirmable transactions in shareholder accounts, (H) preparing and mailing activity statements for shareholders, and (I) providing shareholder account information;

     (ii) receive for acceptance orders for the purchase of Shares and promptly deliver payment and appropriate documentation therefor to the custodian of the applicable Portfolio (the "Custodian");

    (iii) pursuant to purchase orders, issue the appropriate number of Shares and hold such Shares in the appropriate shareholder account;

     (iv) receive for acceptance redemption requests and deliver the appropriate documentation therefor to the Custodian;

     (v) monitor redemption requests for application of a Portfolio's redemption fee, if applicable, as set forth in the Portfolio's prospectus;

     (vi) as and when it receives monies paid to it by the Custodian with respect to any redemption, pay the redemption proceeds, less any applicable redemption fee, as required by the prospectus pursuant to which the redeemed Shares were offered and as instructed by the redeeming shareholders;

    (vii) effect transfers of Shares upon receipt of appropriate instructions from shareholders;

   (viii) prepare and transmit to shareholders (or credit the appropriate shareholder accounts) payments for all distributions declared by the Fund with respect to Shares;

     (ix) if applicable, issue share certificates and replacement share certificates for those share certificates alleged to have been lost, stolen, or destroyed upon receipt by CMFS of indemnification satisfactory to CMFS and protecting CMFS and the Fund and, at the option of CMFS, issue replacement certificates in place of mutilated share certificates upon presentation thereof without requiring indemnification;

     (x) receive from shareholders or debit shareholder accounts for sales commissions, including contingent deferred, deferred and other sales charges, and service fees (i.e., wire redemption charges) and prepare and transmit payments to underwriters, selected dealers and others for commissions and service fees received;

     (xi) track shareholder accounts by financial intermediary source and otherwise as requested by the Fund and provide periodic reporting to the Fund or other agent;

    (xii) maintain records of account for and provide reports and statements to the Fund and shareholders as to the foregoing;

   (xiii) record the issuance of Shares of the Fund and maintain pursuant to Rule 17Ad-10(e) under the Securities Exchange Act of 1934, as amended (the "1934 Act") a record of the total number of Shares of the Fund, each Portfolio and each class thereof, that are authorized, based upon data provided to it by the Fund, and are issued and outstanding and provide the Fund on a regular basis a report of the total number of Shares that are authorized and the total number of Shares that are issued and outstanding;

    (xiv) provide a system which will enable the Fund to calculate the total number of Shares of each Portfolio and class thereof sold in each State;

     (xv) in accordance with the Fund's obligations under all applicable anti-money laundering laws, regulations, rules and government guidance and the Bank Secrecy Act ("BSA"), as amended by the USA PATRIOT ACT of 2001, together with its implementing regulations, and related governmental and self-regulatory organization rules and regulations (collectively, the "Anti-Money Laundering Laws"), maintain an anti-money laundering program reasonably designed to ensure that the Fund is in material compliance with the Anti-Money Laundering Laws with respect to the services provided by CMFS to the Fund under this Agreement (the "Anti-Money Laundering Program"). (CMFS agrees to notify the Fund of any change to the Anti-Money Laundering Program that may materially impact the Fund's anti-money laundering program. It is contemplated that the Anti-Money Laundering Program as well as the Fund's anti-money laundering program will be amended from time to time, as additional regulations are adopted and/or regulatory guidance is provided relating to the Fund's or CMFS' anti-money laundering responsibilities);

    (xvi) in order to assist the Fund in complying with its policies and procedures related to market timing activity, provide the Fund with access to a daily report on any potential market timing activity (based on criteria provided to CMFS by the Fund) and, upon written instructions from the Fund, take such action as the Fund so instructs against any shareholder determined by the Fund to be engaged in market timing activity; and

   (xvii) respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts, provide the Fund with notification of any complaints relating to shareholder accounts and assist the Fund in resolving any complaints relating to shareholder accounts.

(b) Other Services. CMFS shall provide the following additional services on behalf of the Fund and such other services agreed to in writing by the Fund and
CMFS:

     (i) monitor and make appropriate filings with respect to the escheatment laws of the various states and territories of the United States; and

     (ii) receive and tabulate proxy votes/oversee the activities of proxy solicitation firms and coordinate the tabulation of proxy and shareholder meeting votes.

(c) Blue Sky Matters. The Fund or other agent (i) shall identify to CMFS in writing those transactions and assets to be treated as exempt from reporting for each state and territory of the United States and for each foreign jurisdiction (collectively "States") and (ii) shall monitor the sales activity with respect to shareholders domiciled or resident in each State. The responsibility of CMFS for the Fund's State registration status is solely limited to the reporting of transactions to the Fund, and CMFS shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Fund or its administrator or other agent.

(d) Safekeeping. CMFS shall establish and maintain facilities and procedures reasonably acceptable to the Fund for the safekeeping, control, preparation and use of share certificates (if applicable), check forms, and facsimile signature imprinting devices. CMFS shall establish and maintain facilities and procedures reasonably acceptable to the Fund for safekeeping of all records maintained by CMFS pursuant to this Agreement.

(e) Cooperation With Accountants. CMFS shall cooperate with each Portfolio's independent registered public accounting firm and shall take reasonable action to make all necessary information available to the firm for the performance of its duties.

(f) Inspection Of Records By Others For Purposes Of The Fund's Anti-Money Laundering Program. CMFS agrees to allow appropriate federal examiners to obtain and inspect information and records maintained by CMFS under this Agreement relating to the Fund's anti-money laundering program and to inspect CMFS for purposes of the Fund's anti-money laundering program.

(g) Suspicious Activities. The Fund agrees to notify CMFS promptly about any known suspicious activities related to open accounts. CMFS agrees to notify the Fund promptly about any detected suspicious activities pursuant to the Anti-Money Laundering Program.

(h) Issuance of Shares. CMFS shall make original issues of Shares of each Portfolio and class thereof in accordance with the Fund's then-current prospectus only upon receipt of (i) instructions requesting the issuance, (ii) a certified copy of a resolution of the Board authorizing the issuance, (iii) necessary funds for the payment of any original issue tax applicable to such Shares, and (iv) an opinion of the Fund's counsel as to the legality and validity of the issuance, which opinion may provide that it is contingent upon the filing by the Fund of an appropriate notice with the SEC, as required by
Section 24 of the 1940 Act or the rules thereunder. If the opinion described in
(iv) above is contingent upon a filing under Section 24 of the 1940 Act, the Fund shall indemnify CMFS for any liability arising from the failure of the Fund to comply with that section or the rules thereunder.

(i) Transfer of Shares. Transfers of Shares of each Portfolio and class thereof shall be registered on the shareholder records maintained by CMFS. In registering transfers of Shares, CMFS may rely upon the Uniform Commercial Code as in effect in the State of Pennsylvania or any other statutes that, in the opinion of CMFS' counsel, protect CMFS and the Fund from liability arising from
(i) not requiring complete documentation, (ii) registering a transfer without an adverse claim inquiry, (iii) delaying registration for purposes of such inquiry or (iv) refusing registration whenever an adverse claim requires such refusal. As transfer agent, CMFS will be responsible for delivery to the transferor and transferee of such documentation as is required by the Uniform Commercial Code.

     CMFS shall perform such other services for the Fund that are mutually agreed upon by the parties from time to time either at such fee as mutually agreed upon by the parties; provided, however that the Fund or CMFS may retain third parties to perform such other services in accordance with paragraph 2 of this Agreement. Such services may include, without limitation, mailing shareholder reports and mailing notices of shareholders' meetings, proxies and proxy statements, for which the Fund promptly will reimburse CMFS' for its out-of-pocket expenses.

Additional Transfer Agency Services. Upon reasonable notice and as mutually agreed upon, CMFS may provide additional administrative services upon the request of the Fund or its investment adviser or sub-adviser, which may result in additional charges, the amount of which shall be agreed upon between the parties prior to the provision of such report.

                                   SCHEDULE E

                                     TO THE
                         MUTUAL FUND SERVICES AGREEMENT
                   BETWEEN FAIRHOLME FUNDS, INC. (the "Fund")

                                       AND
                        CITCO MUTUAL FUND SERVICES, INC.
                           Dated May 18, 2005

                                  FEE SCHEDULE
                           FOR ADMINISTRATION SERVICES

Citco Mutual Fund Services, Inc. (CMFS) will provide all of the services described in Schedules B-D of this Agreement for the following fees: CMFS will provide all of the services described in Schedule B-D herein for the greater of $100,000 per year or fees based on the table below:

--------------------------------------------------------------------------------
      Average Daily Net Assets                  Annualized Fees
--------------------------------------------------------------------------------

On the first $300 million in Assets                  0.11%
--------------------------------------------------------------------------------

On Assets  greater  than $300 million
but less than $600 million                           0.08%
--------------------------------------------------------------------------------

On  all  Assets   greater  than  $600                0.06%
million.
--------------------------------------------------------------------------------

CHANGE OF TERMS:

This schedule is based upon current regulatory requirements and the Fund's current requirements as set forth in its registration statement, organizational documents, policies and procedures. Any material change to business or makeup of the Fund, the investment objectives or to the minimum investment amount may constitute a material change to this Agreement. If such a change occurs, the parties agree to negotiate in good faith to modify the foregoing fee schedule in accordance with the additional requirements resulting from such material change(s).

22146.0003 #564952v3